As filed with the Securities and Exchange Commission on November 6, 2006.
Registration No. 333-136528

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

World Energy Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	04-3474959
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

446 Main Street
Worcester, Massachusetts 01608
(508) 459-8100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard Domaleski
President and Chief Executive Officer
446 Main Street
Worcester, Massachusetts 01608
(508) 459-8100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey A. Stein, Esq. John H. Chory, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 (617) 526-6000	John Vettese Cassels Brock & Blackwell LLP Scotia Plaza, Suite 2100 40 King St. W. Toronto, Ontario M5H 3C2 (416) 869-5300	Philip D.A. Symmonds Joshua Goldstein, Esq. Torys LLP 237 Park Avenue New York, New York (212) 880-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)	Fee(2)
Common Stock, $0.0001 par value per share	$38,051,330	$4,071.50(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	We previously paid filing fees of $3,258 in connection with the filing of this Registration Statement on August 11, 2006 and October 25, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136528) is being filed solely for the purpose of filing exhibits and updating the calculation of the registration fee, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates, other than the SEC registration fee, and the Toronto Stock Exchange listing fee:

SEC registration fee	3,258
NASD fee	3,000
Sedar filing fees	25,000
Toronto Stock Exchange listing fee	10,700
Printing and engraving expenses	300,000
Legal fees and expenses	1,210,000
Accounting fees and expenses	411,000
Transfer agent and registrar fees and expenses	35,000
Miscellaneous	121,869

Total	2,119,827

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent not permitted under the General Corporation Law of Delaware.

Our Restated Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Restated Certificate of Incorporation provides that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of us, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, Indemnitee shall be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Expenses must be advanced to an Indemnitee under certain circumstances.

The indemnification provisions contained in our Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act of 1933, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

(1)	In November 2005, we granted a warrant to the Massachusetts Capital Resource Company exercisable for 3,000,000 shares of common stock at a price of $0.40 per share until June 30, 2013 or such time as that certain promissory note payable to Massachusetts Capital Resource Company is paid for in full. In the event that we complete a public offering prior to December 31, 2006 and list our common stock as set forth in the warrant, the warrant shall only be exercisable to purchase 600,000 shares of common stock.

(2)	We have also agreed to issue to the underwriters warrants to purchase 1,000,000 shares (or 1,150,000 shares if the over-allotment option is exercised in full) at a price equal to the public offering price for a period of 18 months following the one-year anniversary of the closing of the offering.

(3)	From the period beginning September 30, 2003 through September 30, 2006, we have granted stock options under our stock option plans for an aggregate 4,363,029 of shares of common stock (net of exercises, expirations and cancellations) at exercise prices of $0.025 to $0.95 per share. Options to purchase 8,982,806 shares of common stock have been exercised for an aggregate purchase price of $226,720.

(4)	From the period beginning September 30, 2003 through September 30, 2006, warrants to purchase 2,178,080 shares of common stock had been exercised for an aggregate price of $65,342.

No underwriters were involved in the foregoing sales of securities. The securities described in paragraphs 1, 2 and 4 of this Item 15 were issued to a combination of foreign and U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act of 1933 set forth in Section 4(2) or Regulation S thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our warrants described above represented to us in connection with their purchase that they were accredited investors and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration or an available exemption from such registration.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in paragraph 3 of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
No.		Description

1.1		Underwriting Agreement
3.1		Certificate of Incorporation of World Energy, as amended
3.2		By-laws of World Energy
3.3		Form of Certificate of Amendment of Certificate of Incorporation of World Energy to be effective immediately prior to effectiveness of this Registration Statement
3.4		Form of Amended and Restated Certificate of Incorporation of World Energy to be effective upon closing of the offering
3.5		Form of Amended and Restated By-laws of World Energy to be effective upon closing of the offering
4.1		Specimen Certificate evidencing shares of common stock
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10	.1+	2003 Stock Incentive Plan
10	.2+	2006 Stock Incentive Plan

Exhibit
No.		Description

10.3		Note and Warrant Purchase Agreement, dated November 7, 2005, between World Energy and Massachusetts Capital Resource Company
10.4		Subordinated Note due 2013, dated November 7, 2005
10.5		Voting Common Stock Purchase Warrant, dated November 7, 2005
10.6		Form of Common Stock Purchase Warrants
10	.7†*	Solicitation/Contract/Order for Commercial Items, dated September 28, 2005, between U.S. General Services Administration and World Energy
10.8		Agreement to Provide Software and Support for a Reverse Energy Auction Procurement to the Maryland Department of General Services, dated March 16, 2006, by and between World Energy and the State of Maryland
10	.9†*	Contract, dated January 9, 2006, by and between Montgomery County, Maryland and World Energy
10.10		Emergency Purchase/Interim Agreement, dated March 28, 2006, by and between the Commonwealth of Pennsylvania, Department of General Services and World Energy
10	.11†	Professional Services Agreement, dated June 1, 2005, between World Energy and Science Applications International Corporation
10.12		Escrow Agreement
10	.13+	Offer letter agreement, dated October 1, 2003, between World Energy and Philip V. Adams
10	.14+	Offer letter agreement, dated April 5, 2006, between World Energy and James Parslow
10.15		Lease, dated September 8, 2004, between Sovereign Bank and World Energy
10.16		Lease, dated June 21, 2006, between Roosevelt Land, LP and World Energy
10.17		Form of Warrant being issued to Underwriters
10.18		Form of Registration Rights Agreement with Underwriters
10.19		Solicitation, Offer and Award, dated August 18, 2006, between Government of the District of Columbia and World Energy
23	.1*	Consent of UHY LLP, Independent Registered Public Accounting Firm
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-5 of the original filing of their Registration Statement on August 11, 2006)
99.1		Consent of Person Named to Become a Director

*	Filed herewith. All other exhibits previously filed.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

None

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts on November 6, 2006.

World Energy Solutions, Inc.

By:	/s/ Richard Domaleski
Richard Domaleski
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ Richard Domaleski Richard Domaleski		Chief Executive Officer and Director (principal executive officer)	November 6, 2006

/s/ James Parslow James Parslow		Chief Financial Officer (principal financial and accounting officer)	November 6, 2006

* Edward Libbey		Director	November 6, 2006

* Nicholas Zaldastani		Director	November 6, 2006

* Patrick Bischoff		Director	November 6, 2006

*By:	/s/ Richard Domaleski Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1.1		Underwriting Agreement
3.1		Certificate of Incorporation of World Energy, as amended
3.2		By-laws of World Energy
3.3		Form of Certificate of Amendment of Certificate of Incorporation of World Energy to be effective immediately prior to effectiveness of this Registration Statement
3.4		Form of Amended and Restated Certificate of Incorporation of World Energy to be effective upon closing of the offering
3.5		Form of Amended and Restated By-laws of World Energy to be effective upon closing of the offering
4.1		Specimen Certificate evidencing shares of common stock
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10	.1+	2003 Stock Incentive Plan
10	.2+	2006 Stock Incentive Plan
10.3		Note and Warrant Purchase Agreement, dated November 7, 2005, between World Energy and Massachusetts Capital Resource Company
10.4		Subordinated Note due 2013, dated November 7, 2005
10.5		Voting Common Stock Purchase Warrant, dated November 7, 2005
10.6		Form of Common Stock Purchase Warrants
10	.7†*	Solicitation/Contract/Order for Commercial Items, dated September 28, 2005, between U.S. General Services Administration and World Energy
10.8		Agreement to Provide Software and Support for a Reverse Energy Auction Procurement to the Maryland Department of General Services, dated March 16, 2006, by and between World Energy and the State of Maryland
10	.9†*	Contract, dated January 9, 2006, by and between Montgomery County, Maryland and World Energy
10.10		Emergency Purchase/Interim Agreement, dated March 28, 2006, by and between the Commonwealth of Pennsylvania, Department of General Services and World Energy
10	.11†	Professional Services Agreement, dated June 1, 2005, between World Energy and Science Applications International Corporation
10.12		Escrow Agreement
10	.13+	Offer letter agreement, dated October 1, 2003, between World Energy and Philip V. Adams
10	.14+	Offer letter agreement, dated April 5, 2006, between World Energy and James Parslow
10.15		Lease, dated September 8, 2004, between Sovereign Bank and World Energy
10.16		Lease, dated June 21, 2006, between Roosevelt Land, LP and World Energy
10.17		Form of Warrant being issued to Underwriters
10.18		Form of Registration Rights Agreement with Underwriters
10.19		Solicitation, Offer and Award, dated August 18, 2006, between Government of the District of Columbia and World Energy
23	.1*	Consent of UHY LLP, Independent Registered Public Accounting Firm
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-5 of the original filing of their Registration Statement on August 11, 2006)
99.1		Consent of Person Named to Become a Director

*	Filed herewith. All other exhibits previously filed.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.